Distribution Agreement

This Distribution Agreement ("this Agreement"), effective as of its Effective Date (as defined below), is entered into by and between **MIT HOLDING, INC.** ("MIT"), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 37 West Fairmont Ave., Suite 202, Savannah, GA 31406 and **GLOBAL REACH INTERNATIONAL, INC.** (the "Distributor"), having its principal office at 150 North Ridge Drive, Demorest, GA 30535

Background

I. MIT is in the business of the production and/or sales of the Products (as defined below); and

II. MIT desires to appoint Distributor, and Distributor desires to accept appointment, as the distributor of the Products within the Territory (defined below) as set forth herein.

Agreement

Now, therefore, for and in exchange of the foregoing, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. **Definitions**. The following terms shall have the meanings ascribed to them below.

1.1. "Distribute" and "Distribution" shall mean and include the advertisement, marketing, sale, lease, and any delivery or transfer of Products for consideration.

1.2. "Net Price" shall mean the price paid for such Product after the deduction of any discount and/or rebate, and exclusive of all taxes, fees, duties and other third-party expenses of any nature, in any jurisdiction, which may apply to such transaction.

1.3. "MIT Marks" shall mean those trademarks, trade names and service marks owned by MIT listed in **Exhibit "A"** attached hereto. MedEnvVet, Inc. (DBA MEVLABS) "MEVLABS Marks" shall mean those trademarks, trade names and service marks owned by MEVLABS **Exhibit "B"** attached hereto.

1.4. "Other MIT Purchaser" shall mean any transferee, other than Distributor, of any MIT Product for consideration.

1.5. "Person" shall mean an individual or entity.

1.6. "Product" shall mean any finished, singular product (as opposed to a component of such product) produced by or for MIT, currently or in the future, described in **Exhibit "B" (parts 1 and 2)** attached hereto. The terminology, "produced by or for MIT," shall mean directly or indirectly produced for the benefit of MIT, any MIT affiliate, distributor and/or any MIT retail customer.

1.7. "Purchaser" shall mean any buyer, lessee or other transferee of any Product for consideration, including end users, retailers, wholesalers, sales representatives, distributors, and, generally, any Person to whom an MIT Product is conveyed for consideration, including the term "customer" as used herein.

1.8. "Subsequent Term" shall mean any successive one-Year (as defined below) period, following the Initial Term (as defined below), from any anniversary of the Initial Term to 5:00 PM, U.S. Eastern Time, on the day preceding such period's first anniversary.

1.9. "Territory" shall mean all of the country of Nigeria as that term is defined by the United Nations General Assembly, located in the continent of Africa.

1.10. The "Term" of this Agreement shall mean the Initial Term and all Subsequent Terms.

1.11. "Year" shall mean any period during the Term of this Agreement which commences on the commencement date of the Initial Term, or any anniversary thereof, and ends at 5:00 PM, U.S. Eastern Time, on the day preceding the first anniversary of such period.

2. Appointment; Distributor.

2.1. Appointment of Distributor. MIT hereby appoints Distributor, and Distributor hereby accepts appointment, as the distributor of the Products to customers in the Territory, hereby granting to Distributor the right to distribute the Products to such customers. During the term of this Agreement, Distributor shall not sell, advertise or market any products which are competitive with any MEVLABS Product in the Territory. Distributor shall be responsible for the solicitation of orders for Products and the promotion of the Products in the Territory, subject to the terms and conditions contained herein. Distributor agrees to use its best efforts to represent and sell the Products by actively soliciting and promoting MIT's Products to customers or potential customers in the Territory, keeping responsive and open communications with MIT, promptly and efficiently serving Distributor's customers, meeting purchase requirements, timely filing product

complaints, participating in Product training and otherwise adhering to the terms and conditions of this Agreement.

2.2. Term of Appointment. The initial term of such appointment of Distributor, and of this Agreement (the "Initial Term"), shall be the period commencing on the same date Distributor is approved by "Territory's" NAFDAC to import product for sale. The initial term shall end at 5:00 PM, U.S. Eastern Time, on the day prior to the **fifth anniversary** of such date of commencement unless this Agreement is terminated or renewed. This Agreement shall be automatically renewed at the end of the Initial Term for Subsequent Terms if neither party has given the other party at least sixty (60) days prior written notice of its intention not to renew this Agreement.

2.3 Realignment of Territory. MIT reserves the right to realign the Territory during the Initial Term or any Subsequent Term of this Agreement in the event that:

(a) Distributor has failed to meet its purchase quotas (as described in Section 6.3 and as set forth on **Exhibit "D"**) in all or a portion of the Territory for a period of sixty (60) days;

(b) Regardless of whether Distributor has met its purchase quota, Distributor has failed to adequately cover the entire Territory, meaning that the sales made by Distributor are concentrated in an identifiable subpart of the Territory;

(c) Distributor requests a realignment of the Territory; or

(d) Customers in Distributor's territory have express dissatisfaction with Distributor's service and Distributor has failed to cure such dissatisfaction within thirty (30) days written notice of such dissatisfaction.

For purposes of this Section 2.3, MIT's right to realign the Territory shall mean the right to reduce the Territory, to remove one or more areas from the Territory and to assign another sales representative or distributor to support and cover the Territory.

2.4. Appointment of Sub distributors, Sales Representatives, Dealerships. Distributor may appoint sub distributors, independent sales representatives and dealerships, to act on Distributor's behalf in the Distribution of Products; provided, (a) any compensation to any such entities shall be solely the Distributor's responsibility; and (b) any such agreements with any such entities shall be co-extensive in duration to, and not inconsistent with, this Agreement.

2.5. Independent Contractor Status. Except as may be otherwise expressly provided herein: (a) the relationship of MIT and Distributor established by this Agreement is that of independent contractors, and neither party is an employee, agent or partner of, nor joint venture with, the other; (b) neither Distributor nor any director, officer, agent, or employee of Distributor shall be considered an agent, employee or legal representative of MIT; (c) Distributor is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of MIT; (d) all sales and other agreements between Distributor and its customers are Distributor's sole responsibility and will have no effect on MIT's obligations under this Agreement; and (e) the operations of Distributor under this Agreement are subject to the sole control and management of Distributor, and Distributor shall be responsible for all of its own expenses and employees. Distributor acknowledges that it is Distributor's sole responsibility to hire, train, supervise, discipline, direct the time, manner and method of accomplishing the work performed, and terminate its employees. Distributor also acknowledges that it is solely responsible to compensate its employees, to pay all applicable employment taxes with respect to its employees, and to procure and maintain adequate insurance with respect to its employees.

2.6. Inquiries; Orders. Except as described in Section 2.1, any inquiry or order received directly or indirectly by MIT involving a customer or prospective customer in the Territory with respect to any Product shall be promptly referred to Distributor by fax or email.

2.7 Termination. This Agreement may be terminated prior to the end of the Term (i) by mutual agreement of the parties; (ii) upon one hundred eighty (180) days written notice by either party to the other party for any reason; or (iii) immediately upon written notice from MIT to Distributor if MIT has determined in its sole discretion that any of the following have occurred: (A) Distributor has failed to meet the purchase quotas mutually agreed upon by MIT and Distributor for a period of two (2) consecutive calendar months or in any calendar quarter during the Term; (B) Distributor has filed a voluntary petition in bankruptcy or any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; (C) Distributor has consented to or acquiesced in the appointment of any trustee, receiver, custodian, conservator or liquidator for Distributor or has made any general assignment for the benefit of creditors; (D) a petition has been filed against Distributor seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or appointing a trustee, receiver, custodian, conservator or liquidator of Distributor, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event, prior to the entry of an order, judgment or decree approving such petition; (E) any

proceeding has been instituted for the dissolution or termination of Distributor voluntarily, involuntarily, or by operation of law; (F) a "change in control" has occurred with respect to Distributor (for purposes of this Agreement, a Change in Control shall mean (x) the acquisition by any Person other than the current security holders of Distributor of fifty percent (50%) or more of the total outstanding equity interest of Distributor, (y) the consummation of a merger, share exchange or other business combination between Distributor and any other entity, or (z) the sale of all or substantially all of the assets of Distributor other than in the ordinary course of business); (G) Distributor represents for sale products similar to or competitive with the Products in the Territory; (H) Distributor represents MIT's Products only in a limited geographic segment of the Territory and will not consent to realignment of the Territory; or (I) Distributor has committed a material breach of this Agreement not otherwise described above. The Distributor shall have reciprocity for the same against MIT.

3. Intellectual Property.

3.1. Marks. Subject to the terms and conditions of this Agreement, MIT grants to Distributor a license, together with the right of sublicense, for the non-exclusive use of the MIT Marks in the Territory, solely in connection with the Distribution of the Products. All Products sold in the Territory shall contain such MIT Marks and/or packaging as required by MIT from time to time. All MEVLABS Products old in the Territory shall contain such MEVLABS Marks and/or packaging as required by MEVLABS as in Exhibit B unless changes are directed/approved by MEVLABS.

3.2. Patents. MEVLABS holds patents to Product in **Exhibit "B" (parts 1 and 2).** MIT holds exclusive license to manufacture and distribute Product in Exhibit "B" part 1.

3.3. Infringement.

3.3.1. Infringement on MIT or MEVLABS Intellectual Property. Distributor shall promptly notify MIT or MEVLABS of any actual or suspected infringement, imitation, or unauthorized use of the MIT or MEVLABS Marks and/or the MEVLABS Patents of which Distributor becomes aware, and MIT shall take such steps as may be necessary, including litigation, to enforce its rights to such MIT or MEVLABS Marks and MEVLABS Patents and prevent any such infringement, imitation or unauthorized use. Distributor shall cooperate with MIT, as MIT or MEVLABS may reasonably request, in connection with any such action brought by MIT or MEVLABS.

3.3.2. Claims of Distributor's Infringement. MIT shall, at its expense, indemnify Distributor from and hold it harmless against any claim that any Product or any part thereof constitutes an infringement of any intellectual property right, including, but not limited to, patents, copyrights, trademarks, and trade secrets, and will pay any damages and costs, including reasonable attorney's fees, occasioned by any such claim for which Distributor is answerable.

4. Approvals and Certifications.

4.1. Distributor's Approvals and Certifications. During the Term of this Agreement, Distributor shall have the right, but not the obligation, to apply for and obtain, at its expense and in its name, such governmental and other certifications and approvals as it, in its discretion, may deem necessary or appropriate to the effective Distribution of the Products. All such certifications and/or approvals of MIT Product shall be assigned to MIT, MEVLABS Product shall be assigned to MEVLABS, upon termination of this Agreement for any reason.

4.2. MIT Cooperation. MIT will cooperate fully with Distributor in Distributor's applying for and obtaining all certifications and approvals which Distributor may deem necessary or appropriate for the Products, and will promptly furnish to Distributor all such information and material regarding the Products and other related information, as may be reasonably requested by Distributor.

4.3. ISO 9001. The parties acknowledge that MIT has not been audited and certified to be in conformity with ISO 9001; nor do the parties anticipate a need for such certification for purposes of the distribution of the Products hereunder. Should, however, such a need arise in the future; MIT will make its commercially reasonable best efforts to obtain such certification.

5. Product Quality, Packaging and Labeling.

5.1. Product Quality. MIT warrants the Products to be free from defects in materials and workmanship in its manufacture for a period of ninety (90) days from the original purchase date, or sale date, if notified of such sale by Distributor. The warranty is limited to the repair or replacement of the Product without charge. This warranty is void in the event of abuse, misuse, use in other than a normal environment, or any disassembly, alteration or repair of the Product

not authorized by MIT, or in the event that the Product has not been used in a reasonable manner and in compliance with the written instructions furnished by MIT. MIT warrants that any service or repair work done by MIT will be free from defects in materials and workmanship for a period of thirty (30) days after date of repair and shipment to Distributor. This warranty applies to the actual work performed by MIT service. All products returned to MIT under this warranty shall be shipped to MIT by Distributor and MIT shall ship the repaired or replacement Products to Distributor. MIT shall pay the shipping charges for all warranty work. THE WARRANTIES SET FORTH HEREIN ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED; MIT HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE WARRANTY PERIOD SET FORTH HEREIN.

5.2 Limitation of Liability. Except as otherwise provided in this Agreement, MIT or MEVLABS shall not under any circumstances be liable to Distributor or any customer of Distributor for any indirect, special, incidental or consequential damages (including but not limited to loss of profits, opportunity, revenue or business) resulting from or in any way related to this Agreement. This limitation of liability applies regardless of the legal theory under which such damages are sought, including breach of contract, breach of warranty, negligence, strict liability or any other legal or equitable theory.

5.3. Product Packaging and Labeling. Product will be packaged and labeled according to MEVLABS specifications and their components in accordance with such Territorial governmental and U.S. regulatory requirements, and independent certification standards, as may apply to the Products, and, further, in accordance with such other, reasonable requirements which Distributor, in its discretion, deems necessary or appropriate for the Territory, including affixing "Local Branding to be determined" labels to Products and their packaging without obstruction of original package labels and as required by MEVLABS or regulatory bodies. Prior to the first delivery of Products hereunder, and from time to time thereafter, Distributor shall notify MIT of such packaging and labeling requirements (including written insertions, instructions, stickers and stamps, if any). MEVLABS will have final approval authority for any changes.

6. Purchase Orders.

6.1. Purchase Order and Fulfillment. A Foreign letter of Acceptance, included on **Exhibit "C"** shall precede all purchase orders until EPA registration is complete. Any order for Products submitted by Distributor shall be initiated by written purchase order to MIT (each a "Purchase Order") by fax or email. Each Purchase

Order shall contain a description of the type and number of Products which Distributor desires to purchase, any special packaging and labeling instructions, and any delivery instructions. MIT shall have the absolute unlimited right to accept or reject any Purchase Order placed by Distributor. Upon receipt of any Purchase Order, MIT will promptly advise Distributor, by fax or email, of the anticipated time of fulfillment thereof, which time shall be no later than the fulfillment of any subsequent purchase order received by MIT from an Other MIT Purchaser. The parties may, at any time during the Term hereof, agree to use inter-company electronic methods and systems for Purchase Orders and fulfillment protocols.

6.2. Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement, and nothing contained in any Purchase Order shall in any way modify or delete the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

6.3 Purchase Quotas. MIT and Distributor mutually agree to the initial twelve (12) month purchase projects for the Territory included on **Exhibit "D"** attached hereto. The initial projection is based on existing and previous sales within the Territory, the growth potential of the Territory according to such factors such as the number of individuals located in the Territory, and representations regarding sales capacities made by Distributor in order to obtain exclusivity hereunder. Distributor represents and warrants that the initial purchase quota is reasonable and within the capacity of Distributor. After the initial twelve (12) month period, purchase quotas shall be established semiannually by MIT, after consultation with Distributor for the subsequent twelve (12) month period. Distributor acknowledges that each purchase quota will include reasonable growth projections based on performance, territory, sales force and new products. All subsequent purchase quotas shall be attached to this Agreement and made a part hereof. Regardless of the purchase quota, Distributor shall at all times during the term of this Agreement carry in stock an adequate inventory of Products to render proper service to Distributor's customers in the Territory.

7. Price; Taxes and Other Charges; Payment.

7.1. Price. MIT will sell the Products to Distributor at the prices set forth on **Exhibit "E"** (the "Prices"). Distributor agrees to purchase products solely from MIT. Distributor shall sell the Products in the Territory at the retail prices determined by Distributor from time to time.

7.2. Taxes and Other Charges. Any such price shall not include and shall be net of any foreign or domestic governmental taxes or charges of any kind, including without limitation excise, sales, use, or value-added taxes; customs or other

import duties; and other taxes, tariffs or duties. Distributor and MIT shall be responsible for and shall pay, timely, all such taxes and charges levied against each in its respective jurisdiction.

7.3. Payment Terms. Payment of any amounts due for any Product purchased by Distributor shall be in U.S. Dollars. Distributor shall pay **fifty percent (50%)** at time of purchase order and the remaining **fifty percent (50%)** balance when product is at dock, ready to be shipped.

Delivery; Acceptance; Rejection.

8.1. Shipment, Delivery and Transportation Expenses. Products shall be packed and labeled in accordance with this Agreement, marked for shipment to the destination specified in Distributor's Purchase Order, and shipped in accordance with instructions in the Purchase Orders therefore. All Products will be delivered F.O.B. [MIT and Distributor agreed location]. MIT shall arrange for transportation of the Products, including all shipping, loading, unloading, storage, freight and insurance for all purchase orders up to **one hundred thousand (100,000)**. MIT will be solely responsible for the expenses of said above in regard to transportation for all purchase orders up to **one hundred thousand (100,000).** Thereafter, Distributor will be solely responsible for the expenses of said above in regards to transportation for all purchase orders which exceed **one hundred thousand (100,000).** Upon delivery of the Products at [MIT and Distributor's agreed location], risk of loss shall pass to Distributor. Unless otherwise specified in writing by Distributor in a Purchase Order, MIT shall select the carrier. All freight, insurance, and other shipping expenses shall be paid by Distributor. Additionally, Distributer will be responsible for all freight, insurance, and other shipping expenses on all purchase orders for refill pads.

8.2. Inspection; Rejection. Distributor may inspect any Products prior to, or during, shipment, or after delivery and may reject any defective Product, provided, that Distributor shall (a) within the earlier of thirty (30) days after receipt of such alleged defective Product or ten (10) days after discovery of such alleged defect, notify MIT of such rejection; and (b) within ten (10) days of such notification ship such rejected Product to MIT at MIT's expense. Products not rejected within the foregoing time periods shall be deemed accepted by Distributor. In the event that MIT does not agree that such returned Product was defective upon delivery to Distributor and properly rejected by Distributor, MIT shall so notify Distributor, in which event (if the parties are unable to resolve such disagreement between themselves), the parties will jointly appoint a qualified,

third-party, independent testing organization to determine whether such Product was defectively produced (in which case it shall be the responsibility of MIT), or such defect occurred subsequent to delivery to Distributor or was damaged in transit (in which case it shall be the responsibility of Distributor). For purposes of this Agreement, improper or defective packaging and/or labeling shall, at the election of Distributor on a case-by-case basis, be deemed a defect; provided, however, that in the event such defective packaging and/or labeling occurred as a result of Distributor's failure to notify MIT of the appropriate packaging and/or labeling requirements of the Territory, such defect shall be cured at Distributor's sole cost and expense.

9. <u>Support by MIT</u>.

9.1. <u>Technical Support</u>. MIT shall support all Products, and shall provide reasonable telephone or electronic mail technical support to Distributor including, without limitation: (a) maintaining trained and competent technical and bio engineering support personnel for the Products, who are sufficiently knowledgeable with respect to the Products to answer Distributor's questions regarding the use and operation of Products; (b) designating a technical liaison to assist in coordinating Distributor's technical support provided to customers; (c) responding promptly to requests for technical support from Distributor; (d) providing technical support services to address and resolve Distributor's requests with respect to the Products; and (e) providing reasonable support to Distributor personnel for training purposes. MIT shall use reasonable efforts to provide to Distributor such back-up telephone or electronic-mail technical support as MIT makes generally available to its existing customers.

9.2. <u>Other Support</u>. MIT shall promptly provide Distributor with such information and material as may be reasonably requested from time to time by Distributor regarding the production of the Products, including without limitation, information and material related to logistics, manufacturing, quality assurance, testing, and failure reporting. In addition, MIT shall, at its expense: (a) at least one time per Year, provide a qualified bio medical engineer to Distributor at Distributor's office, for the purpose of training Distributor's employees, agents, representatives and sub distributors, which training will include, without limitation, technical training with regard to the Products, technical sales support, and support for RFOs and RFPs to ensure compliance with the technical specifications therein; and (b) promptly forward to Distributor any information regarding any modifications of the Products, or of information regarding the Products, which affects the operation, cost or performance of the Products.

9.3. <u>Reporting</u>. Distributor shall endeavor to keep MIT advised of general market conditions and competitors on a regular basis. Within thirty (30) days after the

end of each calendar quarter, Distributor shall send to MIT a sales activities report including the quantities of Products sold, customer names, customer backlog and inventory status of the Products.

10. Indemnification.

10.1. By MIT. MIT shall indemnify and agree to hold Distributor harmless against any and all suits, claims, demands and expenses which arise out of (a) the negligence, in whole or in part, of MIT in connection with the manufacture of any Product sold by Distributor pursuant to this Agreement; (b) any claim for personal injury, wrongful death, property damage or other loss attributable to the use of any Product; or (c) any claim that a Product infringes on a patent or other intellectual property right of a third party. MIT will not defend or hold Distributor harmless against suits, claims, demands and expenses arising out of (i) Distributor's negligence in whole or in part, (ii) any claim that is based on any alteration of, or misrepresentation by Distributor regarding, any Product, (iii) Distributor's grant of a warranty that is greater in term or scope than the warranty provided by MIT hereunder, or (iv) any intellectual property infringement claim if the intellectual property infringement results from (A) any modification of the Product by any person other than MIT or (B) the use or operation of the Products with any equipment not provided by MIT or approved by MIT in writing other than as set forth in any specifications agreed to by MIT in writing. In the event Distributor is made a party to a suit for any claim for which Distributor desires to assert indemnification against MIT, Distributor shall immediately notify MIT and forward to it copies of all notices and claims, pleadings or other documents served upon it. MIT shall be entitled to compromise or defend any such claim with Distributor's prior written consent. Distributor agrees to cooperate to the fullest extent possible with MIT in the handling and defense of any such claim. This cooperation shall include, but not be limited to, furnishing documents which may be relevant to the claim and supplying witnesses whose testimony may be helpful in defense of the claim.

10.2. By Distributor. Distributor hereby indemnifies and agrees to hold MIT and MEVLABS harmless from and against any loss or claim, including the costs of any litigation and reasonable attorneys fees, arising out of the negligence of Distributor, Distributor's sub distributors, agents, employees or representatives in

the installation, use, sale or servicing of the Products or arising out of any representation or warranty made by Distributor, its agents, employees or any representations with respect to the Products that exceeds MIT's warranty of the Products.

10.3. By Each Party of the Other. Each party hereby indemnifies and agrees to hold the other harmless from and against any loss or claim, including the costs of any litigation and reasonable attorneys' fees, arising out of: (a) breach of any of the provisions of this Agreement by such indemnifying party; (b) negligence or other tortuous conduct on the part of such indemnifying party; and (c) violation by such indemnifying party (or any of its directors, officers, employees, or agents) of any applicable law or regulation.

11. Representations and Warranties.

11.1. Distributor's Representations and Warranties. Distributor represents and warrants to MIT, which representations and warranties will be true on the Effective Date and throughout the Term of this Agreement:

11.1.1. Good Standing. Distributor is a corporation formed and in good standing under the laws of the State of Georgia;

11.1.2. Authority of Signatory. The person executing this Agreement on behalf of the Distributor is fully and duly authorized to do so, and any and all actions required to make this Agreement and the performance hereof legally binding obligations of Distributor have been duly and legally taken. No further consent, authorization or approval of any person or entity is required for Distributor to enter into or perform this transaction;

11.1.3. Integrity of Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby by Distributor do not and will not constitute a violation or breach by Distributor of any provision of any agreement or other instrument to which Distributor is a party or to which Distributor may be subject although not a party, or result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Distributor;

11.1.4. Change. In the event that any change occurs as to any facts, circumstances, information, documents or exhibits referred to in this Section, or in any other part of this Agreement, of which the Distributor has knowledge, Distributor will disclose same to MIT when first known to Distributor; and

11.1.5. Compliance with Laws. Distributor is, and shall remain throughout the Term hereof, in compliance with all laws, rules and regulations applicable to it in every jurisdiction in which it conducts business, including without limitation any requirements relating to the Distribution of the Products in the Territory.

11.2. MIT's Representations and Warranties. MIT represents and warrants to Distributor, which representations and warranties will be true on the Effective Date and throughout the Term of this Agreement:

11.2.1. Good Standing. MIT is a corporation formed and in good standing under the laws of the State of Delaware;

11.2.2. Authority of Signatory. The person executing this Agreement on behalf of the MIT is fully and duly authorized to do so, and any and all actions required to make this Agreement and the performance hereof legally binding obligations of MIT have been duly and legally taken. No further consent, authorization or approval of any person or entity is required for MIT to enter into or perform this transaction;

11.2.3. Integrity of Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby by MIT do not and will not constitute a violation or breach by MIT of any provision of any agreement or other instrument to which MIT is a party or to which MIT may be subject although not a party, nor result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against MIT;

11.2.4. Change. In the event that any change occurs as to any facts, circumstances, information, documents or exhibits referred to in this Section, or in any other part of this Agreement, of which the MIT has knowledge, MIT will disclose same to Distributor when first known to MIT;

11.2.5. The "Licensing Agreement and Amendments between MEVLABS and MIT". (a) The MEVLABS Agreement and Amendments are in full force and effect; (b) neither party to it is in default; and (c) the performance by MIT of its obligations under this Agreement will not breach its obligations under the MEVLABS Agreement and Amendments;

11.2.6. Certifications and Approvals. The certifications and approvals listed in **Exhibit "F"** attached hereto are held by MIT and are valid and in good standing with respect to all of the Products;

11.2.7. The MIT Marks and MIT Patents, MEVLABS Marks and MEVLABS Patents. The MIT Marks and the Patents are owned exclusively by or validly

licensed to MIT and are valid and in good standing. The MEVLABS Marks and Patents are owned exclusively by MEVLABS with **Exhibit B Part 1** exclusively licensed to MIT;

11.2.8. Infringement. MIT has no actual or constructive notice of any prospective or existing claim for infringement of any intellectual property right, by or against MIT;

11.2.9. Compliance with Laws. MIT is, and shall remain throughout the Term hereof, in compliance with all laws, rules and regulations applicable to it in every jurisdiction in which it conducts business.

12. Confidentiality; Non-Disclosure.

12.1. Definition. For purposes of this Agreement, the term "Confidential Information" shall mean: (a) any information possessed by either party that has been conceived of, created, discovered or developed by or for that party, or that has otherwise been made known to that party, that has commercial value or utility, potential or actual, in the business in which that party is engaged or intends to engage; and (b) any information that is related to the business, or the prospective business of either party which is generally not known by the other party. By way of illustration, but not limitation, Confidential Information includes any information regarding any of a party's existing (or prospective, if known to that party and not to the other): customers, suppliers and other business contacts; techniques, methods, protocols, procedures, plans, schemes, programs, and enterprises; works of authorship (whether or not patentable or register able under copyright or similar laws and whether or not reduced to practice); concepts; ideas; research; development; data; know-how; software; analyses; strategies; forecasts; agreements; and any other non-public technical, financial, political or business information or third-party information made available to a party which the other party maintains as confidential for any purpose.

12.2. Excluded Information. Notwithstanding the foregoing, the term Confidential Information shall not include any information that: (a) has been, is now, or becomes, generally available to the public; or (b) is made available to a party by a third party, other, in either case, than as a result of a breach of the confidentiality portions of this Agreement or any other agreement requiring non-disclosure; or (c) was previously independently developed by the recipient thereof; provided, that a collection of information, of which any or all of the disparate components, but not the collection itself, may be generally available to the public, shall not be deemed to fall within any such exception simply by reason of the availability of any such component(s). Should a party claim that Confidential Information, or

any portion thereof, falls within one of the exceptions set forth above, such party shall notify the other immediately of such position, in no event later than ten (10) days following the receipt of such information. Failure by a party to so notify the other shall mean, conclusively, that such party does not maintain that the Confidential Information is not within any such exception.

12.3. Obligations With Respect to Confidential Information. Unless expressly authorized in writing by a disclosing party, each party agrees: (a) to use the Confidential Information only in connection with the business transactions contemplated by this Agreement; (b) to retain the Confidential Information in confidence, and to take all necessary precautions to protect such Confidential Information (including, without limitation, the segregation of the Confidential Information from the confidential materials of others and all other precautions such party employs with respect to its own confidential materials); (c) not to divulge any Confidential Information or any information derived there from to any third person; (d) not to divulge any Confidential Information or any information derived there from to any employee unless (i) such information must be disclosed to such employee in order to meet the objectives of this Agreement, and (ii) a binding, enforceable agreement is first signed by such employee protecting the Confidential Information according to the tenor of this Agreement; and (e) not to use any Confidential Information for the benefit of one party to the exclusion of the other.

12.4. Involuntary Disclosure. In the event that a party is required by law, regulation or court order to disclose any of the Confidential Information, that party will promptly notify the other in writing prior to making any such disclosure in order to facilitate the acquisition of a protective order or other appropriate remedy from the proper authority. Each party agrees to cooperate with the other in seeking such order or other remedy. If a party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, the party from whom such information is being sought will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

12.5. Remedies. Each party acknowledges that the Confidential Information is unique and valuable, and that disclosure by one party in breach of this Agreement will result in irreparable injury to the other party for which monetary damages alone would not be an appropriate remedy. Accordingly, the parties agree that in the event of a breach or threatened breach of this Agreement, the aggrieved party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without being required to post

a bond or other security. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

12.6. Termination; Survival. The obligations set forth in this Section shall be binding upon the parties during the Term of this Agreement. Upon the termination of this Agreement, each party shall promptly return to the other party all copies and records, in any media, of any Confidential Information furnished to it by the other party.

12.7. Persons Bound. The obligations contained in this Section 12 shall be binding on each party's principals, officers, directors, members, agents, affiliates and successors-in-interest.

13. Miscellaneous Provisions.

13.1. Entire Agreement. All rights and obligations between the parties with respect to the subject matter hereof are incorporated into this Agreement, either expressly or by reference, which constitutes the entire understanding among the parties and the terms of which are intended by the parties as a final, complete, and exclusive expression of their agreement with respect to its subject matter and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement.

13.2. Modification. This Agreement may not be extended, amended, modified, altered, or changed in any respect whatsoever except by a writing signed by the parties.

13.3. Time of Essence. Time is of the essence in the performance of all obligations hereunder.

13.4. Captions. The captions of this Agreement are for convenience only and are not intended as part of the Agreement.

13.5. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

13.6. Successors-in-Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors-in-interest. Should all, or substantially all, of the assets of either party be sold to a third-party purchaser, the selling party will ensure that such third party assumes all of the obligations under this Agreement.

13.7. Notice. Except as may be otherwise expressly provided herein, any communication permitted or required hereunder shall be sufficiently given if in writing and sent by (a) internationally-recognized courier service to the intended recipient at its address contained herein, as same may be changed by either party by notice to the other as required by this provision; or (b) fax or email with contemporaneous, confirming notice sent in compliance with (a) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered or, if not delivered, when attempted delivery is made.

13.8. Governing Law; Arbitration. The interpretation and enforcement of this Agreement shall be governed exclusively by the laws of the State of Georgia. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules in the State of Georgia and each party expressly consents and submits to such arbitration for the exclusive resolution of any dispute arising here from and expressly waives the right to seek redress or defend itself in any other forum or venue. Any final decision rendered in such Arbitration shall be conclusively binding on the parties, and may be entered of record as a judgment in any jurisdiction.

13.9. Assignment. Neither party may transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other.

13.10. No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

13.11. Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any provision so held to be invalid so it becomes a valid, enforceable provision, which provision shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed-upon substitute provision.

13.11. Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement resulting from *force majeure*, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots and flood.

13.12. No Third Party Beneficiary. This Agreement is exclusively for the benefit of the named parties hereto, and each party represents, warrants and covenants that there is no third party beneficiary to this Agreement.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the later of the dates below (the "Effective Date").

MIT Holding, Inc. ("MIT")

Attest: [signature]

By: [signature]

Title: MIT, CEO

May 11th, 2011

"DISTRIBUTOR"

Attest: [signature]

By: [signature]

[signature]

Title: President

Title: Vice President

May 11th, 2011

Exhibit "A"

MIT and MIT Logo are registered names of MIT Holding, Inc

MIT
HOLDING, INC.

Exhibit "B"

ProVector™ and Entobac™ are patented and trademarked products of MEVLABS. The ProVector™ device consists of one flower, stem, mesh screen, clear cover, colored decal, label and packaging **(part 1).** The Entobac™ bait pad contains active and inactive ingreidients including *Bacillus thuringiensis* (Bti), label and packaging **(part 2).**

Exhibit B – Part 1.

MEVLABS ProVector™

Kills Mosquitoes

Includes Two Entobac™ Bait Pads for Biological Control of Mosquitoes

For Use Indoors or Outdoors
Keep from Sunlight and Rain

CAUTION
KEEP OUT OF REACH OF CHILDREN
See First Aid statement on back panel

MEVLABS Entobac™ Bait Pads for use in ProVector™ Device
Biological Control of Adult Mosquitoes
A specific bio-pesticide effective against mosquitoes

ACTIVE INGREDIENTS 6.5%
Bacillus thuringiensis subsp. israelensis (includes strain AM 65-52 and/or strain BMP 144, fermentation solids and solubles) 0.06 g; Octenol (less than 6.00 ppm) <0.001 g
OTHER INGREDIENTS 93.5%
Inert ingredients: 0.87 g
TOTAL 100.00%
NET WEIGHT: 0.93 g
Contains Petroleum Products

Lot/Batch Number
Manufacture Date
Expiration Date



MEVLABS Entobac™ Bait Pad
Manufactured and Distributed by:
ProVector, LLC
260 Langston Chapel Rd
Statesboro, GA 30458 USA
+01-912-681-3489
US EPA Est. No. 085158-GA-001

MEVLABS ProVector™ Device
Manufactured and Distributed by:
MIT Holding, Inc.
37 West Fairmont Ave, Suite 202
Savannah, GA 31406 USA
+01-912-925-1905
US EPA Est. No. 086127-GA-001

Registrant and Trademark Company MEVLABS, Inc. Statesboro, GA USA
International Patent Publication Number WO 2009/032975 01, US Patent Publication Number US 2010/0247485
Nigeria Patent Publication Number NG/C/2010/266, NAFDAC Registration Number XXXXXXXXX
Not Registered for Use in the USA

Net Contents: 1 ProVector™ Device and 2 Entobac™ Bait Pads

PRECAUTIONARY STATEMENTS

Keep Out of Reach Of Children

CAUTION

Hazard to Humans: Causes moderate eye irritation. Avoid contact with eyes or clothing. Wash hands thoroughly with soap and water after handling.

Environmental Hazards: Do not apply directly to treated, finished drinking water reservoirs or drinking water receptacles when the water is intended for human consumption.

FIRST AID

If in eyes: Hold the eye open and rinse slowly and gently for 15-20 minutes. Remove contact lenses, if present, after the first 5 minutes, then continue rinsing the eye. Call a poison control center or doctor for treatment advice.

DIRECTIONS FOR USE

It is a violation of Federal law to use this product in a manner inconsistent with its labeling. For any requirement specific to your country, consult the agency responsible for pesticide regulation. Entobac™ Bait Pad should be used only in accordance with recommendations made in this material and supplemental material. MEVLABS, Inc., ProVector, LLC, and MIT Holding, Inc. will not be held liable for losses or damage resulting from the use of this product in any manner not specifically recommended by the manufacturers.

Entobac™ Bait Pad is for use with the ProVector™ device.

1. Remove Bait Pad from outer package and then remove Bait Pad from plastic pouch.
2. Remove clear plastic cover from back of ProVector™ Bt device.
3. Discard previous Bait Pad if present and replace with new Bait Pad.
4. Snap clear plastic cover in place over Bait Pad.

Follow below illustrations showing how to insert the Bait Pad into the Provector™ device. Replace the Entobac™ Bait Pad when the bait is depleted or when mosquitoes are no longer being killed.

STORAGE AND DISPOSAL

Do not contaminate water, food, or feed by storage and disposal.

Storage: Store unopened package in a cool (59-86°F, 15-30°C), dry place.

Disposal: Do not reuse empty packaging material. Wastes resulting from the use of this product may be disposed of on-site or at an approved waste disposal facility.


Step 1
On back of Flower, insert Stem into raised slots
FLOWER
STEM
Step 2
Remove Entobac Bait Pad from wrapper and place in Center Hole
Bait Pad
Step 3
Place Clear Plastic Cover over Center Hole and snap into place
Plastic Cover
Step 4
Mount 2 to 3 meters from ground with string

For Use Indoors or Outdoors Keep from Sunlight and Rain

Exhibit B - Part 2

Lot/Batch Number Manufacture Date Expiration Date

MEVLABS Entobac™ Bait Pad
for use in ProVector™ device
Biological Control of Mosquitoes

Registrant and Trademark Company:
MEVLABS, Inc., Statesboro, GA USA
International Patent Publication #WO 09/032975 81
US Patent Publication # US 2010/0247485
Nigeria Patent Publication # NG/C/2010/288
NAFDAC Registration # XXXXXXXXX
Not Registered for Use in the USA

ACTIVE INGREDIENTS:..........6.5%
Bacillus thuringiensis subsp. *israelensis* (includes strain AM 65-52 and/or strain BMP 144, fermentation solids and solubles) 0.06g;
Octenol (less than 6.00 ppm) <0.001g
OTHER INGREDIENTS:..........93.5%
Inert Ingredients 0.87 g
TOTAL:..........100.0%
Net Weight 0.93 g
Contains Petroleum Products

KEEP OUT OF REACH OF CHILDREN
CAUTION
See First Aid statement on back panel.

Net Contents: 1 Bait Pad
Manufactured and Distributed by:
ProVector, LLC
260 Langston Chapel Rd
Statesboro, GA 30458 USA
+01-912-681-3489
EPA Est. No. 086158-GA-001

For Use Indoors or Outdoors
Keep from Sunlight and Rain

PRECAUTIONARY STATEMENTS
Keep Out of Reach Of Children
CAUTION

Hazard to Humans: Causes moderate eye irritation. Avoid contact with eyes or clothing. Wash hands thoroughly with soap and water after handling.

Environmental Hazards: Do not apply directly to treated, finished drinking water reservoirs or drinking water receptacles when the water is intended for human consumption.

FIRST AID
If in eyes: Hold the eye open and rinse slowly and gently for 15-20 minutes. Remove contact lenses, if present, after the first 5 minutes, then continue rinsing the eye. Call a poison control center or doctor for treatment advice.

DIRECTIONS FOR USE
It is a violation of Federal law to use this product in a manner inconsistent with its labeling. For any requirement specific to your country, consult the agency responsible for pesticide regulation. Entobac™ Bait Pad should be used only in accordance with recommendations made in this material and supplemental material. MEVLABS, Inc., and ProVector, LLC. will not be held liable for losses or damage resulting from the use of this product in any manner not specifically recommended by the manufacturers.

Entobac™ Bait Pad is for use with the ProVector™ device.

1. Remove Bait Pad from outer package and then remove Bait Pad from plastic pouch.
2. Remove clear plastic cover from back of ProVector™Bt device.
3. Discard previous Bait Pad if present and replace with new Bait Pad.
4. Snap clear plastic cover in place over Bait Pad.

Follow below illustrations showing how to insert the Bait Pad into the ProVector™ device. Replace the Entobac™ Bait Pad when the bait is depleted or when mosquitoes are no longer being killed.

STORAGE AND DISPOSAL
Do not contaminate water, food, or feed by storage and disposal.

Storage: Store unopened package in a cool (55-86°F, 15-30°C), dry place.

Disposal: Do not reuse packaging material. Wastes resulting from the use of this product may be disposed of on-site or at an approved waste disposal facility.


FLOWER
STEM
BAIT PAD
PLASTIC COVER

Exhibit "C"

Foreign Letter of Acknowledgement

Date:______________

To: MIT Holding, Inc.
37 West Fairmont Avenue
Suite 202
Savannah, Georgia 31406
United States of America
Phone: (912) 925-1905
Fax: (912) 925-1765

Attention: Mr. W. Walt Byrd
MIT ProVector Missions Director

Mr. Byrd,

This letter is to confirm that our company has been notified by you that the products you are selling ProVector™ and Entobac™ are "not registered for use in the United States of America". We desire to purchase the ProVector™ device and Entobac™ bait pads for use in (*Insert Country*) and will receive the shipment of ProVector™ and and Entobac™ in accordance with the government's protocols concerning the importing of bio-pesticides.

Thank you for providing us this information prior to product sale and delivery.

Sincerely,

(*Your Signature*)

(*Your Name Typed*
Company Position)

Exhibit "D"

PURCHASE PROJECTIONS FOR FIRST TWELVE MONTHS: 2011-2012

The projections below represent a twelve month period. These projections commence on the first (1st) day of the seventh (7th) month from the commencement date of Agreement, referred to under section ***2. Appointment; Distributor, listed as 2.2.*** in the event if approval for advertising is granted on same date. If the approval date for "Territory" advertising is not granted on same date of "Territory's" NAFDAC approval for product import; then the following projections shall begin on the first (1st) day of seventh (7th) month from the date of "Territory's" advertising approval.

Month	***Number of Units***
Month One	120,000
Month Two	120,000
Month Three	120,000
First Quarter	
Month Four	120,000
Month Five	120,000
Month Six	120,000
Second Quarter	
Month Seven	120,000
Month Eight	120,000
Month Nine	120,000
Third Quarter	
Month Ten	120,000
Month Eleven	120,000
Month twelve	120,000
Fourth Quarter	

Exhibit "E"

Note: MIT pricing per unit will be as follows.

Special pricing for one complete unit consisting of a plastic flower with its components and (2) bait pads containing the BT formulation, packaging and labels for:
$ 12.00 US Dollars

MIT's special price for subsequent refill bait pads containing (1) bait pad with Bt formulation, packaging and label for:
$2.50 US Dollars

Distributor will receive 5% discount on Purchase Orders beginning at **fifty thousand (50, 000)** up to **one hundred thousand (100,000)**.

Distributor will receive 10% discount on Purchase Orders beginning at **one hundred (100,000)** up to **two hundred fifty thousand (250,000).**

Distributor will receive 15% discount on purchase orders of **two hundred fifty thousand (250,000)** and above.